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                                  AGREEMENT


     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Donald J. Larson hereby agrees to vote all shares now or hereafter owned by him in Concentra Managed Care, Inc. in favor of election of Lois E. Silverman, or in the event of her death a member of her family designated by her estate, or a designee of Ms. Silverman or her estate, reasonably acceptable to the Board of Concentra, as a Director of Concentra Managed Care, Inc. This Agreement shall continue for so long as Lois E. Silverman, her estate, or any member of her immediate family or any trust of which she or any member of her immediate family is a beneficiary or trustee, shall own at least 519,113 shares of Concentra Managed Care, Inc.

     Executed as of May 15, 1997.


                                      /s/ Donald J. Larson
                                      -------------------------------
                                      Donald J. Larson